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                                                                     EXHIBIT 5

                          GIBSON, DUNN & CRUTCHER LLP
                                    LAWYERS

                                JAMBOREE CENTER
                                  4 PARK PLAZA
                         IRVINE, CALIFORNIA  92614-8557
                                 (714) 451-3800


                               December 19, 1996




(714) 451-3800                                                  C  29019-00856

Fluor Corporation
3353 Michelson Drive
Irvine, CA  92698

         Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

         We are acting as counsel for Fluor Corporation, a Delaware corporation (the "Company"), in connection with the registration and issuance of up to $400,000,000 in aggregate initial offering price of senior debt securities (the "Debt Securities") to be issued pursuant to an indenture (the "Indenture") to be entered into between the Company and Bankers Trust Company, as trustee (the "Trustee").

         We have examined the Registration Statement on Form S-3 (the "Registration Statement") with respect to the Debt Securities and such other documents, records and matters of law as we have deemed necessary for the purposes of our opinions. In connection with our examination of such documents, we have assumed the genuiness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. With respect to agreements and instruments executed by natural persons, we have assumed the legal competency and authority of such persons. As to facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of the Company.


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Fluor Corporation
December 19, 1996
Page 2

         Based upon the foregoing, in reliance thereon and subject to the assumptions and qualifications set forth herein, it is our opinion that:

         1. The Indenture has been duly authorized and, when executed and delivered by the Company and assuming due authorization, execution and delivery by the Trustee, will be a valid and binding agreement enforceable against the Company in accordance with its terms.

         2. With respect to any series of Debt Securities (the "Offered Debt Securities"), assuming that (i) the Distribution Agreement to be entered into between the Company and certain agents (the "Distribution Agreement") has been duly authorized, executed and delivered by the Company and the other parties thereto, (ii) the Company's Board of Directors, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance and terms of the Offered Debt Securities and related matters, (iii) the terms of the Offered Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law, the Certificate of Incorporation or Bylaws of the Company or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (iv) the Indenture has been duly executed and delivered by the Company and the Trustee, and (v) the Offered Debt Securities have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the purchasers thereof upon payment of the agreed-upon consideration therefor, the Offered Debt Securities, when issued and sold in accordance with the Indenture and the Distribution Agreement will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

         Our opinions are limited by (a) the effect of applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws and court decisions of general application, including without limitation, statutory or other laws regarding fraudulent or preferential transfers relating to, limiting or affecting the enforcement of creditors' rights generally and (b) the effect of general principles of equity upon the availability of specific performance and injunctive relief or other equitable remedies and (c) the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) as such principles relate to, limit or affect the enforcement of creditors' rights generally. We express no opinion as to the legality, validity, binding effect or enforceability of any provision in any agreement regarding rights of indemnification or contribution, which may be limited by federal or state securities law.

         Our opinions do not address or include (a) state securities or blue sky laws or regulations of the various jurisdictions in which the Debt Securities are to be offered, or (b) the accuracy, completeness, fairness or adequacy of the disclosure contained in the Registration Statement under the securities or other laws and regulations of the United States or any state or other jurisdiction.


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Fluor Corporation
December 19, 1996
Page 3




         We express no opinion as to matters involving the laws of any jurisdiction other than the States of California and Delaware and the United States of America. We are not admitted to practice law in the State of Delaware, but we are generally familiar with the Delaware General Corporation Law as presently in effect and have made such inquiries as we considered necessary to render our opinion. The opinions set forth in this letter are limited to the present laws of the State of California, the present federal laws of the United States, and, to the limited extent set forth above, the present laws of the State of Delaware. No opinion is expressed by us as to matters of conflict or choice of law. We undertake no obligation to advise you as a result of developments occurring after the date hereof or as a result of facts or circumstances brought to our attention after the date hereof.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectuses which form a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act or the Rules and Regulations of the Commission.

                                      Very truly yours,


                                      /s/ Gibson, Dunn & Crutcher
                                      ---------------------------------------
                                      GIBSON, DUNN & CRUTCHER LLP
EMG/JMW/GCT